September 23, 2014

Exhibit 5.1

American Midstream Partners, LP
1400 16th St, Suite 310
Denver, Colorado 80202

Ladies and Gentlemen:

We have acted as counsel to American Midstream Partners, LP, a Delaware limited partnership (the “Partnership”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Partnership on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering for resale of up to 4,662,352 common units representing limited partnership interests in the Partnership (the “Common Units”), for the account of the selling unitholders identified in the Registration Statement (the “Selling Unitholders”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.
As the basis for the opinions hereinafter expressed, we have examined such statutes, including the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”), records and documents of the Partnership, certificates of officers of the Partnership’s general partner and public officials, and other instruments and documents as we deemed relevant or necessary for the purposes of the opinions set forth below, including the Registration Statement, the base prospectus contained in the Registration Statement (the “Prospectus”), the Fourth Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of August 9, 2013, as amended by the Amendment to the Fourth Amended and Restated Agreement of Limited Partnership of the Partnership effective as of October 28, 2013, as further amended by the Amendment No. 2 to Fourth Amended and Restated Agreement of Limited Partnership of the Partnership effective as of January 31, 2014, as further amended by the Amendment No. 3 to Fourth Amended and Restated Agreement of Limited Partnership of the Partnership effective as of July 24, 2014 (as so amended, the “Partnership Agreement”), the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware on August 20, 2009, as amended by the Certificate of Amendment filed with the Secretary of State of the State of Delaware on March 22, 2011, and the Common Unit Purchase Agreement, dated as of July 14, 2014, as amended by the Waiver of Condition and First Amendment to Common Unit Purchase Agreement, dated as of August 15, 2014, among the Partnership and the purchasers listed in Schedule 2.01 thereto (as so amended, the “Purchase Agreement”).
In making our examination, we have assumed: (i) that all signatures on documents examined by us are genuine; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity with the original documents of all documents submitted to us as certified, electronic, conformed, or photostatic copies; (iv) that each person signing in a representative capacity (other than on behalf of the Partnership or the general partner of the Partnership) any document reviewed by us had authority to sign in such capacity; (v) that the Registration Statement and the organizational documents of the Partnership, each as amended to the date hereof, will not have been amended from the date hereof in a manner that would affect the validity of the opinions rendered herein; (vi) that

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each individual signing any document had the legal capacity to do so; (vii) that the obligations of the parties to the Purchase Agreement (other than the Partnership) are valid, binding and enforceable, (viii) the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments, and certificates we have reviewed; and (ix) the accuracy, completeness and authenticity of certificates of public officials. We have also assumed the accuracy of all other information provided to us by the Partnership during the course of our investigations, on which we have relied in issuing the opinions expressed below. We have relied upon a certificate and other assurances of officers of the general partner of the Partnership, and others as to factual matters, without having independently verified such factual matters.
Based on the foregoing and on such legal considerations as we deem relevant, and subject to the limitations, qualifications, exceptions, and assumptions set forth herein and in reliance on the statements of fact contained in the documents we have examined, we are of the opinion that the issue and sale of the Common Units have been duly authorized by all necessary partnership action of the Partnership, and the Common Units are validly issued and, under the Delaware Act, purchasers of the Common Units will have (i) no obligation to make further payments for their purchase of the Common Units or contributions to the Partnership solely by reason of their ownership of the Common Units or their status as limited partners of the Partnership, and (ii) no personal liability for the debts, obligations or liabilities of the Partnership solely by reason of being limited partners of the Partnership.
The opinions expressed herein are qualified in the following respects:
(A) We have not considered, and we express no opinion as to, the laws of any jurisdiction other than the Delaware Act (which with respect to such act includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws) as in effect on the date hereof; and
(B) We have assumed that at the time any Common Units are sold by the Selling Unitholders pursuant to the Registration Statement, the Registration Statement and any supplements and amendments thereto (including post-effective amendments) will be effective and will comply with all applicable laws.
We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion letter as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Holland & Hart LLP